Exhibit 1.16

PRESS RELEASE

Stezzano, 30 August 2023

Final results of the exercise of the Right of Withdrawal

Filing of the Option Offer of Withdrawal Shares

Brembo S.p.A. ("Brembo" or the "Company") hereby announces that, with reference to the cross-border transformation of the Company with transfer of the registered office from Italy to the Netherlands (the "Cross-border Transformation"), resolved by the Brembo Shareholders' Meeting in extraordinary session on 27 July 2023 (the "Shareholders' Meeting") the deadline for the exercise of the right of withdrawal due to the holders of Brembo shares (the "Shares") who did not participate in the approval of the aforementioned resolution, as absent, abstaining or dissenting, pursuant to Article 2437, paragraph 1, of the Italian Civil Code (the "Right of Withdrawal"), expired on 19 August 2023.

Based on the declarations of exercise of the Withdrawal Right received by the Company, it appears that the Withdrawal Right has been validly exercised for a total of 4,436,622 Shares (the "Withdrawal Shares"), representing 1.32864% of Brembo's share capital.

Please note that the liquidation value of the Shares for which the Right of Withdrawal could be exercised is equal to Euro 13.096 per Share (the "Liquidation Value"), pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code, by reference to the arithmetic average of the closing prices of the Shares on the regulated market Euronext Milan, organized and managed by Borsa Italiana S.p.A., in the six months prior to the date of publication of the Notice of Calling of the Shareholders’ Meeting, i.e., held on 20 June 2023, therefore, the total liquidation value of the Withdrawal Shares is equal to Euro 58,102,001.71.

As set out in detail in the explanatory report to the Shareholders' Meeting, the effectiveness of the exercise of the Withdrawal Right and, in general, the completion of the entire procedure relating to the Withdrawal Right are subject to the effectiveness of the Cross-Border Transformation; the effectiveness of the Cross-Border Transformation is in turn subject to the fulfilment of certain conditions, including the circumstance that the amount to be paid by the Company pursuant to Article 2437-quater of the Italian Civil Code – to Brembo's Shareholders who have exercised their right of withdrawal and/or to Brembo's Creditors prior to the registration of the resolution of the Extraordinary Shareholders' Meeting with the Bergamo Companies' Register, who have opposed the transaction (the "Amount of Disbursement") – does not exceed a total amount of Euro 200,000,000 (two hundred million).

In this regard, the Company's controlling shareholder Nuova Fourb S.r.l., with the aim of reducing the potential Amount of Disbursement, undertook to purchase Withdrawal Shares up to a maximum total value of Euro 50,000,000 (fifty million).

Brembo also announces that, pursuant to Article 2437-quater, paragraph 2, of the Italian Civil Code, it has today filed, at Bergamo Companies' Register, the notice of option offer of the Withdrawal Shares to all shareholders of the Company holding Shares for which the Withdrawal Right has not been exercised (the "Option Right Offer"), which will also be announced by means of publication on the Company's website at www.brembo.com, on the authorized storage mechanism "1info-storage", at www.1info.it, as well as, in abstract, in the daily newspaper Il Sole 24 Ore on 31 August 2023.

Accordingly, from 4 September 2023 until 3 October 2023 (included), the Company's shareholders may exercise their pre-emptive rights in proportion to the number of Shares held by them at the close of business on 5 September 2023 (the record date) and in respect of which the Right of Withdrawal has not been exercised.

In particular, each Share held is attributed an option right (the "Option Right"), valid for the purchase of Withdrawal Shares in the ratio of no. 1 Withdrawal Share for every no. 72 Option Rights. The Withdrawal Shares are offered at a unit price of Euro 13.096 per each Withdrawal Share.

Acceptance of the Offering and the possible exercise of the pre-emption right pursuant to Article 2437-quater, paragraph 3, of the Italian Civil Code (the "Pre-emption Right") must be made through the intermediaries participating in the centralized management system Monte Titoli S.p.A., by signing a specific form available at Brembo's registered office and on the Company's website at www.brembo.com.

All information concerning the terms and conditions of the Offer Right and the exercise of the Pre-emption Right are contained in the Option Right Offer.

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This press release is available on the Company's website at www.brembo.com, as well as on the authorized '1info-storage' mechanism at www.1info.it.

DISCLAIMER FOR U.S. INVESTORS

THIS TRANSACTION IS PROPOSED WITH RESPECT TO THE SECURITIES OF A FOREIGN COMPANY. THE TRANSACTION IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE DOCUMENTS RELATING TO THE TRANSACTION, IF ANY, HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT'S JUDGMENT. YOU SHOULD BE AWARE THAT THE ISSUER MAY PURCHASE SECURITIES OTHERWISE THAN IN THE CONTEXT OF THE TRANSACTION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.

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For information:	Laura Panseri - Head of Investor Relations Brembo SpA
Tel. +39 035 6052145 @: laura_panseri@brembo.it

Roberto Cattaneo - Chief Communication Officer Brembo SpA
Tel. +39 035 6052347 @: roberto_cattaneo@brembo.it

Daniele Zibetti - Corporate Media Relations Brembo SpA
Tel. +39 035 6053138 @: daniele_zibetti@brembo.it

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